Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

by and among:

MACKINAC FINANCIAL CORPORATION,
a Michigan corporation;

MFNC ACQUISITION, LLC,
a Michigan limited liability company;

and

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.,
a Maryland corporation.

Dated as of February 8, 2018

THIS AMENDMENT NO. 1 (the “Amendment”) is dated February 8, 2018, and is made to the AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 16, 2018, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation (“Mackinac”), MFNC ACQUISITION, LLC, a Michigan limited liability company (“MergerSub”) and FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC., a Maryland corporation (“First Federal”).

WHEREAS, the parties have previously entered into the Agreement; and

WHEREAS, the parties now desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

1.              The definition of “Adjusted First Federal Shareholders’ Equity” as set forth in Section 9.9 of the Agreement is hereby amended in its entirely as follows:

“Adjusted First Federal Shareholders’ Equity” means the consolidated equity of First Federal as set forth on the balance sheet of First Federal on the First Federal Measuring Date, computed in accordance with GAAP, (i) excluding any changes occurring after December 31, 2017, in First Federal’s accumulated other comprehensive income account, (ii) excluding any gains and losses realized on the sale of securities by First Federal that are approved in writing by Mackinac, and (iii) after adding the First Federal Closing Expenses.

2.              Except as expressly modified by this Amendment, the terms and conditions of the Agreement will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment.  In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MACKINAC FINANCIAL CORPORATION

By:	/s/ Paul Tobias
Name:	Paul D. Tobias
Title:	Chairman and Chief Executive Officer

MFNC ACQUISITION, LLC

By:	/s/ Paul Tobias
Name:	Paul Tobias
Title:	Chairman and Chief Executive Officer of Mackinac Financial Corporation, its sole member

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

By:	/s/ Michael W. Mahler
Name:	Michael W. Mahler
Title:	Chief Executive Officer